Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,

OF

OCULUS INNOVATIVE SCIENCES, INC.

Oculus Innovative Sciences, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify that:

FIRST: That at a meeting of the Board of Directors of the Corporation on September 21, 2016, resolutions were duly adopted setting forth a proposed amendment of the Corporation’s Restated Certificate of Incorporation, as amended, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that effective on December 6, 2016, the Restated Certificate of Incorporation, as amended, of this Corporation be amended by changing the Article thereof numbered I so that, as amended, said Article I shall be and read as follows:

     The name of the Corporation is Sonoma Pharmaceuticals, Inc.

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment shall become effective on December 6, 2016.

IN WITNESS WHEREOF, Oculus Innovative Sciences, Inc., has caused this Certificate to be signed by its duly authorized officer this 30th day of November, 2016.

OCULUS INNOVATIVE SCIENCES, INC.

By: /s/ Jim Schutz
Jim Schutz
President and Chief Executive Officer